                                                                   EXHIBIT 10.12



                            STOCK PURCHASE AGREEMENT


                                     AMONG


                           BANK OF THE OZARKS, INC.,


                           HEARTLAND COMMUNITY BANK,
                               Camden, Arkansas,


                                      AND


                              HCB BANCSHARES, INC.



                           DATED:  NOVEMBER  19, 1997

                                     INDEX
                                       TO
                            STOCK PURCHASE AGREEMENT

1.          The Purchase.....................................  1
     (a)    Purchase and Sale of Stock.......................  1
     (b)    Purchase and Assumption of Assets and Liabilities  2
     (c)    Retained Assets..................................  2
     (d)    Retained Liabilities.............................  2
     (e)    Books, Records, Policies and Other Materials.....  3
     (f)    Proration of Seller Liabilities..................  3

2.          Purchase Price...................................  4
     (a)    Holding Company Stock............................  4
     (b)    Purchase and Assumption..........................  4

3.          Closing..........................................  4
     (a)    Closing Date.....................................  4
     (b)    Pre-Closing Balance Sheet........................  4
     (c)    Payments at Closing..............................  4
     (d)    Closing Documents................................  5
     (e)    Post-Closing Balance Sheet.......................  6

4.          Representation and Warranties of Seller and HCB..  8
     (a)    Organization.....................................  8
     (b)    Capitalization of Holding Company................  8
     (c)    Holding Company Shareholder......................  8
     (d)    Capitalization of Bank...........................  9
     (e)    Title to Bank Stock..............................  9
     (f)    Authority; Validity of Agreement.................  9
     (g)    No Violation, Consents and Approval..............  9
     (h)    Financial Reports and Statements................. 10
     (i)    Bank Premises.................................... 10
     (j)    Reserved......................................... 11
     (k)    Claims........................................... 11
     (l)    Employment Contracts............................. 11
     (m)    Benefit Plans.................................... 11
     (n)    Agreements, Commitments and Certain Loans........ 12
     (o)    Litigation....................................... 12
     (p)    Tax and other Returns, Reports
              and Agreements................................. 12
     (q)    Legal and Regulatory Compliance.................. 13
     (r)    Insurance........................................ 14
     (s)    Environmental Compliance......................... 15
     (t)    Certain Transactions............................. 15
     (u)    Subsidiaries..................................... 15
     (v)    Corporate Records................................ 15
     (w)    Disclosure....................................... 15

5.          Representations and Warranties of Buyer.......... 15
     (a)    Organization..................................... 16
     (b)    Authorization and Validity of Agreement.......... 16
     (c)    Investment....................................... 16

6.          Covenants of HCB, Seller and Buyer............... 16
     (a)    Preservation of the Business..................... 16
     (b)    Access........................................... 17
     (c)    Best Efforts..................................... 18
     (d)    Public Announcements............................. 18
     (e)    Dividend......................................... 18
     (f)    Closing Net Worth, Indebtedness and Liabilities.. 18
     (g)    Name Change; Cooperation Regarding Applications.. 19
     (h)    Transition of Customer Accounts and Files........ 19
     (i)    Employees and Employee Benefit Plans............. 23
     (j)    Exclusivity...................................... 23
     (k)    Certain Notifications............................ 24
     (l)    Taxes and Reports................................ 24
     (m)    Deposit Products; Investment of Funds and Loans.. 27
     (n)    Insurance........................................ 27

7.          Closing Conditions............................... 27
     (a)    Conditions to Obligations of Parties............. 27
     (b)    Conditions to Obligations of Buyer............... 28
     (c)    Conditions to Obligations of HCB and Seller...... 31

8.          Survival and Indemnification..................... 31
     (a)    Survival of Representations, Warranties
            and Covenants.................................... 32
     (b)    Indemnification.................................. 32

9.          Termination, Waiver, Extension and Agreement..... 33
     (a)    Termination...................................... 33
     (b)    Willful Breach of Intentional Misrepresentation.. 33
     (c)    No Willful Breach or Intentional
              Misrepresentation.............................. 33
     (d)    Waiver, Extension and Amendment.................. 34

10.         Miscellaneous.................................... 34
     (a)    Broker's or Finder's Fees........................ 34
     (b)    Confidentiality.................................. 34
     (c)    Expenses......................................... 35
     (d)    Notices.......................................... 35
     (e)    Entire Agreement................................. 36
     (f)    Binding Effect................................... 36
     (g)    Further Assurances............................... 36
     (h)    Knowledge and Investigation...................... 36
     (i)    Construction..................................... 36
     (j)    Counterparts..................................... 36
     (k)    Section Headings................................. 36

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of this 19th day of November, 1997, among BANK OF THE OZARKS, INC., an Arkansas corporation ("Buyer"), Heartland Community Bank, Camden, Arkansas, a federal savings bank ("Seller") and HCB Bancshares, Inc., an Oklahoma corporation ("HCB").

                              W I T N E S S E T H:

     WHEREAS, HCB owns of record and beneficially 100% of the issued and outstanding common stock of Seller;

     WHEREAS, Seller owns of record and beneficially 1000 shares of the outstanding common stock, par value $20 per share (the "Holding Company Stock") of Heritage Banc Holding, Inc., an Arkansas corporation (the "Holding Company") which shares represent all of the issued and outstanding capital stock of the Holding Company;

     WHEREAS, the Holding Company owns of record and beneficially 33,400 shares of common stock, par value $7.50 per share (the "Bank Stock"), of Heartland Community Bank, FSB, a federal stock savings bank (the "Bank"), which shares represent all of the issued and outstanding capital stock of the Bank;

     WHEREAS, the Bank's sole offices are its home office located at 109 North Chester, Little Rock, Arkansas (the "Main Office"), a full service branch office located at 473 Highway 425 North, Monticello, Arkansas (the "Monticello Branch") and a loan production office located at 23233 I-30, #20, Bryant, Arkansas (the "LPO Office");

     WHEREAS, this Agreement contemplates a transaction pursuant to which (i) Buyer will acquire from Seller the Holding Company Stock and (ii) Seller will purchase and assume certain assets and liabilities of the Bank (collectively the "Acquisition Transaction"); and

     WHEREAS, the Seller desires to sell the Holding Company Stock and the Buyer desires to purchase the Holding Company Stock subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual promises, representations, covenants and actions hereinafter set forth and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

     1.  The Purchase.
         ------------

          (a)  Purchase and Sale of Stock.  Subject to the terms and conditions
               --------------------------
set forth herein, at the Closing (as defined below), Seller shall sell, transfer and deliver, free and clear of all liens and encumbrances, and Buyer shall purchase and acquire, all of the shares of Holding Company Stock which are and shall be issued and outstanding on the Closing Date (as defined below).

          (b)  Purchase and Assumption of Assets and Liabilities.
               -------------------------------------------------
As a pre-condition to the purchase of the Holding Company Stock by Buyer pursuant to Section 1(a), Seller shall on the Closing Date purchase all of the assets, other than Retained Assets (as defined below) (the "Seller Assets") and assume all of the liabilities, other than Retained Liabilities (as defined below) (the "Seller Liabilities") of the Bank pursuant to the terms and conditions of that certain Purchase and Assumption Agreement (the "P&A Agreement") dated as of the date hereof, a copy of which is attached to this Agreement as Exhibit "A". The Seller Assets are being transferred by the Bank to Seller on an "as is" basis without any recourse, representation or warranty (including, but not limited to, representations or warranties as to quality, condition, title or compliance with laws, rules or regulations of Regulatory Authorities (as defined below)). The Seller Liabilities are being assumed by the Seller without recourse or any representation or warranty as to amount or compliance with laws, rules or regulations of Regulatory Authorities.

          (c)  Retained Assets.  For purposes of this Agreement and the P&A
               ---------------
Agreement, the term "Retained Assets" shall mean the following assets owned by the Bank: (i) all real property constituting the Main Office and all improvements, fixtures and fittings thereon, and any easements, rights of way and other appurtenants thereto (such as appurtenant rights in and to public streets), (ii) all tangible personal property (other than computer hardware and software used in connection with Seller's existing data processing system) located at the Main Office, including the personal property described on Exhibit "B" hereto, (iii) goodwill, and (iv) cash, Federal Home Loan Bank balances and federal funds deposits. The amount of Retained Assets shall be accurately reflected on the Pre-Closing Balance Sheet (as defined below) of the Bank as of the Pre-Closing Balance Sheet Date (as defined below), which such Pre-Closing Balance Sheet is being delivered by Seller pursuant to Section 3(b).

          (d)  Retained Liabilities.  For purposes of this Agreement and the P&A
               --------------------
Agreement, the term "Retained Liabilities" shall mean (i) the deposits (other than Excluded Deposits, as defined below) associated solely with the Main Office, plus accrued interest thereon and (ii) all accrued and unpaid salaries of employees located at the Main Office, payroll and property taxes and other accrued liabilities associated with the Retained Assets and the operation of and personnel located at the Main Office. The term "Excluded Deposits" shall mean all deposits identified by Buyer on Annex I, which Annex may be modified or supplemented by the mutual agreement of Buyer and Seller no later than three business days prior to the Closing Date. All liabilities, obligations or commitments (contingent or otherwise) of the Bank other than Retained Liabilities shall constitute Seller Liabilities. The amount of Retained Liabilities shall be accurately reflected on the Pre-Closing Balance Sheet as of the Pre-Closing Balance Sheet Date, which such balance sheet is being delivered by Seller pursuant to Section 3(b).

          (e)  Books, Records, Policies and Other Materials.  In addition to
               ---------------------------------------------
the Retained Assets, the following items will remain in the possession and ownership of the Bank and the Holding Company, following the Closing: (i) all lists, studies, reports and other printed or written materials relating to the operation of the Main Office, (ii) all approvals, permits, licenses, registrations, certificates, variances and similar rights and all exams and reports obtained from government and governmental agencies relating to the operation of the Bank, the Holding Company or the Main Office, (iii) all deposit agreements, signature cards, change of address notifications and other documentation or correspondence related to the deposits which are included in Retained Liabilities; (iv) the Bank's and the Holding Company's charter, ABA transit routing number, telephone number, and all qualifications to do business, taxpayer and other identification numbers, minute books, stock transfer books, blank stock certificates, general corporate documents and other books, records and documents relating to the organization, maintenance and operation of the Bank and the Holding Company, and (v) subject to Section 6(n), the rights and benefits inuring to the Bank and Holding Company under policies evidencing all insurance, fiduciary bonds or similar coverage.

          (f)  Proration of Seller Liabilities.  The parties intend that Bank
               -------------------------------
shall operate for its own account the business conducted at the Monticello Branch and the LPO Office until the start of business on the Closing Date, and that the Seller shall operate such business for its own account on and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Monticello Branch and the LPO Office (which shall not include any general overhead expenses of Bank) and which are not readily capable of determination as of the Closing Date shall be prorated as of the start of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including without limitation, personal (but not real) property taxes and any assessments attributable to FDIC deposit insurance attributable to the deposits included in the Seller Liabilities (such net amount being hereinafter referred to as the "Proration Amount"). Items which are readily capable of determination as of the Closing Date, including telephone, electric, gas and other utility services at the Monticello Branch the LPO Office shall not be prorated; instead, Bank and Seller shall make arrangements for the responsibility for payment of such services on or after the start of business on the Closing Date to be transferred to the Seller as of the Closing Date.

     2.  Purchase Price.
         --------------

          (a)  Holding Company Stock.  The purchase price for the Holding
               ---------------------
Company Stock shall be a total of $3,100,000 (the "Stock Purchase Price").

          (b)  Purchase and Assumption.  The purchase price to be paid by Seller
               -----------------------
for the Seller Assets being purchased by Seller pursuant to the P&A Agreement shall be an amount equal to the sum of the book value of such assets, plus
                                                                      ----
$450,000, minus the book value of the Seller Liabilities, all as of the Pre-
          -----
Closing Balance Sheet Date (the "Asset Purchase Price").

     3.   Closing
          -------

          (a)  Closing Date.  The closing of the purchase and assumption of the
               ------------
Seller Assets and Seller Liabilities by the Seller and the closing of the purchase of the Holding Company Stock by Buyer (collectively, the "Closing") shall take place at a mutually agreed time and place on (i) the first Monday to occur after the date on which all conditions specified in Section 7 hereof have been satisfied or waived, or if such Monday is not a business day, the next succeeding business day, or (ii) such other date as Seller and Buyer may mutually agree. The date of the Closing is hereinafter referred to as the "Closing Date."

          (b)  Pre-Closing Balance Sheet.   No later than the Saturday
               -------------------------
immediately preceding the Closing Date (the "Pre-Closing Date"), Seller shall deliver to Buyer copies of a consolidated balance sheet of the Bank and the Holding Company (the "Pre-Closing Balance Sheet"), certified and signed by the Seller, reflecting the Retained Assets, Retained Liabilities and the shareholders' equity of the Bank and the Holding Company as of midnight on the day immediately preceding the Closing Date (the "Pre-Closing Balance Sheet Date"). Such Pre-Closing Balance Sheet shall (i) be true and correct in all material respects, fairly present the assets, liabilities and stockholders' equity of the Bank and the Holding Company and be prepared in accordance with generally accepted accounting principles ("GAAP"), except with respect to variations from GAAP (A) that may result from compliance with any provisions of this Agreement, including, but not limited to, Section 6(n), and (B) with respect to the amount of goodwill included therein, (ii) be determined after giving effect on a pro forma basis to the completion of the purchase and assumption of the Seller Assets and Seller Liabilities pursuant to the P&A Agreement, (iii) include through midnight on the Pre-Closing Balance Sheet Date all accruals for amortization, interest expense, interest income, salaries, payroll and property taxes and other accrued liabilities associated with the Retained Assets and the operation of, and personnel located at, the Main Office, (iv) include as attachments (A) a trial balance of all deposits as of midnight on the Pre-Closing Balance Sheet Date and (B) detailed supporting schedules, (v) exclude the value of any deferred tax assets of the Bank or Holding Company attributable to any tax periods prior to the Closing (the "Deferred Tax Assets"), (vi) reflect the Minimum Equity Amount required by
Section 6(f) and (vii) exclude any value attributable to any prepaid insurance premiums for any insurance policies terminated in accordance with Section 6(n).

          (c)  Payments at Closing.  The Seller and the Buyer agree that the
               -------------------
following payments shall be made contemporaneously and under their mutual control on the Closing Date:

               (i) Seller and Bank shall settle the Asset Purchase Price by wire transfer or delivery of other immediately available funds to an account designated by the Seller or, in the case of amounts to be received by the Bank, an account designated by the Buyer;

               (ii) if applicable, the Seller may cause the Bank and the Holding Company to pay the dividend specified in Section 6(d) herein by wire transfer or delivery of other immediately available funds to an account designated by Seller;

               (iii) Buyer shall deliver to Seller the Stock Purchase Price, adjusted for any Proration Amount, for the Holding Company Stock by wire transfer or delivery of other immediately available funds to an account designated by Seller;

               (iv) the Seller will deposit or cause to be deposited an amount equal to the Stock Purchase Price in certificates of deposit, issued in the name of HCB or the Seller (the "Seller CDs"), by either the Bank or the state bank subsidiaries of the Buyer (such Seller CDs to be allocated among such institutions in amounts proportionate to the respective capitalizations of the institutions). The Seller CDs shall bear interest at the rate of 5.125% per annum, payable quarterly, and shall be issued in the denominations and maintain the maturity dates as set forth on Exhibit "C" hereto.

Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined herein).

          (d)  Closing Documents.  On the Pre-Closing Date, Seller shall deliver
               -----------------
to Buyer's counsel the following documents: (i) one or more original certificates representing the Holding Company

Stock, duly endorsed for transfer to the Buyer and accompanied by separate stock powers in blank, free and clear of all encumbrances, liens, security interests, claims and equities whatsoever, (ii) original certificates representing the Bank Stock issued in the name of the Holding Company free and clear of all encumbrances, liens, security interests, claims and equities whatsoever, (iii) a certificate of the President and Chief Financial Officer of Seller to the effect that the Pre-Closing Balance Sheet is true and correct in all material respects and was prepared in accordance with Section 3(b), and (iv) such other documents, including the legal opinions and closing certificates referenced in Section 7, as may be required by this Agreement or reasonably requested by the Buyer. On the Pre-Closing Date, the Buyer agrees to deliver to the Seller's counsel such documents, including the legal opinions and closing certificates referenced in
Section 7, as may be required by this Agreement or reasonably requested by the Seller. Each of the Seller and Buyer acknowledge that their counsels shall not be authorized to release the Closing documents to the respective parties until the parties have received confirmation of the payments set forth in Section 3(c).

          (e)  Post-Closing Balance Sheet.
               --------------------------

               (i) Not later than 15 business days after the Closing Date (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Buyer copies of a consolidated balance sheet of the Bank and the Holding Company, certified and signed by Seller, reflecting the Retained Assets, Retained Liabilities, and the shareholders' equity of the Bank and the Holding Company as of midnight on the Pre-Closing Balance Sheet Date (the "Post-Closing Balance Sheet"). Such Post-Closing Balance Sheet shall (i) be true and correct in all material respects, fairly present the assets, liabilities and stockholders' equity of the Bank and the Holding Company and shall be prepared in accordance with GAAP, except with respect to variations from GAAP (A) that may result from compliance with any provisions of this Agreement, including, but not limited to, Section 6(n), and (B) with respect to the amount of goodwill included therein, (ii) be determined after giving effect to the completion of the purchase and assumption of the Seller Assets and Seller Liabilities pursuant to the P&A Agreement,
          (iii) include through midnight on the Pre-Closing Balance Sheet Date all accruals for amortization, interest expense, interest income, salaries, payroll and property taxes and other accrued liabilities associated with the Retained Assets and the operation of, and personnel located at, the Main Office, (iv) exclude the value of any Deferred Tax Assets, (v) exclude any value attributable to any prepaid insurance premiums for any insurance policies terminated in accordance with Section 6(n), and
          (vi) include as attachments (A) a final trial balance of all deposits as of midnight on the Pre-Closing Balance Sheet Date and (B) detailed supporting schedules and (vi) reflect the Minimum Equity Amount required by Section 6(f).

               (ii) Seller shall afford Buyer and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. Within 15 business days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Delivery Date"), Seller and Buyer shall meet at the offices of the Buyer in Little Rock, Arkansas, or such other location as shall be mutually agreed, to effect the transfer of any funds as may be necessary to reflect the (A) changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet or (B) Minimum Equity Amount, together with interest thereon computed from the Closing Date to the Adjustment Payment Date at the applicable Federal Funds Rate (as defined). The "Federal Funds Rate" shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal on the Closing Date.

               (iii) In the event that a dispute ("Dispute") arises as to the payment of the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other party on such Adjustment Payment Date all amounts other than those as to which a dispute exists. If a Dispute still exists 15 business days after the Adjustment Payment Date, the Buyer and Seller shall retain Ernst & Young, LLP, Little Rock (or any successor entity, the "Arbitrating Accountant") to resolve such Dispute and deliver to the Arbitrating Accountant a written notice setting forth in reasonable detail the elements and amounts set forth on the Post-Closing Balance Sheet to which such party disagrees. In resolving such Dispute, (A) each of Seller and Buyer agree to provide such workpapers, documentation and other information relating to the Dispute that are reasonably requested by the Arbitrating Accountant, (B) the determination by the Arbitrating Accountants, as set forth in a written notice delivered to each of the Seller and Buyer, will be binding and conclusive on the parties and (C) Buyer and Seller will each bear 50% of the fees of the Arbitrating Accountant for such determination. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon computed from the Closing Date to the date paid at the applicable Federal Funds Rate.

     4.   Representations and Warranties of Seller and HCB
          ------------------------------------------------

          Seller and HCB jointly and severally represent and warrant to the Buyer that the following matters are true and correct as of the date hereof and will be true and correct on the Closing Date. As used in this Agreement, the term "Legal Requirements" shall mean any federal, state or local law, ruling or regulation, or the terms of any judgment, decree, order, regulation or rule.

          (a) Organization.  The Holding Company and the Bank are corporations
              ------------
duly organized, validly existing and in good standing under the laws of the jurisdiction under which each is organized and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Holding Company is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct business as a saving and loan holding company as presently conducted and to own the Bank Stock. The Bank is duly authorized, qualified and licensed under all applicable laws and regulations to conduct a general savings bank business, embracing all usual functions of savings banks, all subject to the supervision of the Office of Thrift Supervision ("OTS"), and is a "qualified thrift lender," as such term is defined in the Home Owners' Loan Act of 1933 ("HOLA"). The accounts of depositors held by the Bank are insured to the maximum extent permitted by law by the Saving Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and the Bank has paid in a proper and timely manner all premiums and assessments and filed all reports in connection therewith.

          (b) Capitalization of Holding Company.  The authorized capital stock
              ---------------------------------
of the Holding Company consists of 1,000 shares of common stock, par value $20.00 per share, all of which are issued and outstanding. All shares of Holding Company Stock have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character obligating the Holding Company to issue any additional shares of Holding Company Stock or any other shares of capital stock of the Holding Company or any other securi ties convertible into or evidencing the right to subscribe for any shares of Holding Company capital stock, and no authorization therefor has been given.

          (c) Holding Company Shareholder.  The Seller owns of record and
              ---------------------------
beneficially the Holding Company Stock, free and clear of all liens,
encumbrances, equities and claims.   There are no
outstanding options, warrants or rights to subscribe for or purchase from the Seller any of the Holding Company Stock owned by Seller.

          (d) Capitalization of Bank.  The authorized capital stock of the Bank
              ----------------------
consists of 150,000 shares of common stock, par value $7.50 per share, 33,400 of which are issued and outstanding, and 100,000 shares of preferred stock, par value $1.00 per share, no shares of which are issued and outstanding. All shares of Bank Stock have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding options, warrants or rights to subscribe for or purchase any of the Bank's capital stock or securities convertible into or exchangeable for any of the Bank's capital stock, and no authorization therefor has been given.

          (e)  Title to Bank Stock.  The Holding Company has valid and
               -------------------
marketable title to the Bank Stock free and clear of all liens, encumbrances, equities and claims.

          (f) Authority; Validity of Agreement.  HCB and Seller have all
              --------------------------------
requisite power and authority to enter into this Agreement and (subject to receipt of all requisite regulatory approvals) to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by HCB and Seller and is a valid and binding obligation of HCB and Seller, enforceable against HCB and Seller in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance, injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any pro ceedings therefor may be brought.

          (g) No Violation, Consents and Approval.  Neither the execution and
              -----------------------------------
delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of HCB, Seller, Holding Company or the Bank, (ii) violate, constitute a default under or give rise to a right of termination in respect of any agreement to which HCB, the Seller, the Holding Company or the Bank is a party or by which any of their respective assets are bound, (iii) except for requisite regulatory approvals, require any filing with or permit, consent or approval of any public body or Regulatory Authority, or
(iv) assuming that the Acquisition Transaction receives requisite regulatory approval, violate any statute or Legal Requirements imposed on or applicable to HCB, the Seller, the Holding Company or the Bank or any assets owned by them.

          (h) Financial Reports and Statements.  The Seller has previously
              --------------------------------
caused to be delivered to the Buyer true and complete copies of the "Thrift Financial Reports", and any amendments thereto, of the Holding Company and Bank filed with the OTS since January 1, 1994 (collectively the "Financial Reports").

     The Financial Reports have been prepared in accordance with all material Legal Requirements and GAAP consistently applied during the periods indicated, are true and correct in all material respects and fairly present the assets, liabilities and financial condition of the Holding Company and the Bank and the results of operations for the periods indicated. There has been no material adverse change in the financial position or business operations of the Holding Company or the Bank since the date of the most recent Financial Reports. The Pre-Closing Balance Sheet (including the trial balance and supporting schedules) to be delivered by Seller pursuant to Section 3(b) will be true and correct in all material respects, fairly present the assets, liabilities and shareholders' equity of the Bank and be prepared in accordance with GAAP, except that no representation is made with respect to variations from GAAP (A) that may result from compliance with any provisions of this Agreement, including, but not limited to, Section 6(n), and (B) with respect to the amount of goodwill included therein. Notwithstanding the foregoing, interim financial statements are subject to normal recurring year-end adjustments the effect of which, individually or in the aggregate, will not be materially adverse.

          (i) Bank Premises.  The Bank has good and marketable title to the
              -------------
premises constituting the Main Office and to all other Retained Assets free and clear of all liens and encumbrances, except for recorded easements and other minor defects of title which do not impair the use or value of the Main Office and liens for taxes not yet due and payable (the "Permitted Encumbrances"). The premises constituting the Main Office and the continuation of business presently being conducted thereon do not and will not violate any currently applicable zoning laws. The Main Office (i) is served (independent of adjacent landowners) by all utilities and services, including electrical power, gas, water, sewer, and telephone, reasonably necessary for the normal and intended use of the Main Office as a bank branch and (ii) has ingress and egress to and from Chester and Markham Streets and LaHarpe Boulevard necessary to conduct business currently being conducted thereon. The premises constituting the Main Office are free from structural defects (patent and latent). The premises constituting the Main Office and all items of tangible personal property included within the Retained Assets and located in the Main Office (A) will be reflected accurately in the Pre-Closing Balance Sheet and (B) are in good operating condition and repair(subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

          (j) Reserved.
              --------

          (k)  Claims.  Except for Seller's rights under the Seller CDs, neither
               ------
HCB nor the Seller will have any claim against the Holding Company or the Bank on or after the Closing Date.

          (l)  Employment Contracts.  Except as described in Schedule 4(l),
               --------------------
there exist no agreements relating to the employment of any person by the Holding Company or the Bank, or any bonus, deferred compensation, insurance, stock option or other employee benefit arrangements to which the Holding Company or the Bank is a party or which otherwise obligates the Holding Company or the Bank.

          (m) Benefit Plans.  Neither the Holding Company nor the Bank
              -------------
maintains, contributes to, is a party to or otherwise has or could have any obligation under any "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") program, policy, commitment or other arrangement (whether or not in a written document) covering any active, former or retired employee, director or consultant of HCB, the Seller or any of their subsidiaries (including the Holding Company and the
Bank), except for Bank's participation in the plans set forth on Schedule 4(m)(i) (collectively, the "Plans"). The Plans comply with all requirements of ERISA (to the extent applicable), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable Legal Requirements and have been maintained and administered in all material respects in compliance with ERISA (to the extent applicable), the Code and all other applicable Legal Requirements. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Holding Company nor the Bank, nor any officer or director of the Holding Company or the Bank, has incurred any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Plans' activities) has been brought, or is threatened, against or with respect to such Plans. All contribu tions, reserves or payments required to be made or accrued as of the date hereof and as of the Closing Date with respect to
Plans have been or will be made or accrued.   The Bank's participation in the
Plans will terminate as of the Closing Date and neither the Holding Company nor the Bank will incur any liability or other obligations with respect to such Plans or as a result of such termination of participation. Except as set forth on Schedule 4(m)(ii), which Schedule may be modified or supplemented by the Seller on the Pre-Closing Date, there are no former employees of the Bank or the Holding Company who are eligible for benefits under any medical plan sponsored by the Bank or the Holding Company under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") or under the provisions of such plan.

          (n)  Agreements, Commitments and Certain Loans.   Neither the Holding
               -----------------------------------------
Company nor the Bank are bound by (i) any agreement of indemnification or guaranty running from the Holding Company or the Bank to any person or entity,
(ii) except for those agreements and obligations set forth on Schedule 4(n) attached hereto, any contract (other than a loan) which is not terminable on not more than 30 days notice or any agreement under which the Holding Company or Bank has incurred, assumed or guarantied any indebtedness for borrowed money,
(iii) any commitments for charitable, civic or similar contributions, (iv) any agreement, contract or other commitments which might reasonably be expected to have a potential material adverse impact on the business of the Holding Company or the Bank, (v) any agreement, contract or other instrument which contains restrictions with respect to the payment of dividends or any other distributions in respect of the Holding Company Stock or the Bank Stock, (vi) any agreement, contract or commitment containing any covenant limiting the ability of the Holding Company or the Bank to compete with any person, (vii) any agreement, contract or commitment relating to capital expenditures, (viii) except as described on Schedule 4(n), any agreement, con tract or commitment relating to any transaction or series of trans actions with any executive officer, director, principal shareholder or their affiliates or related interests (including loans which constitute an extension of credit within the meaning of the regulations of the Federal Reserve Board set forth in Regulation O, Part 215 of Title 12 of the Code of Federal Regulations).

          (o) Litigation.  There is no action, suit, proceeding or investigation
              ----------
pending or, to the knowledge of HCB, the Seller, Holding Company or Bank, threatened, against the Holding Company or the Bank which (i) might have an adverse effect on the Holding Company or the Bank, (ii) impair the ability of the Holding Company or the Bank to conduct business as now conducted, or (iii) restrain or otherwise impair the sale of the Holding Company Stock by the Seller to the Buyer or restrain or impair the performance of any other action to be taken by the Seller, the Holding Company or the Bank under this Agreement.

          (p) Tax and Other Returns, Reports and Agreements.  All federal, state
              ---------------------------------------------
and local tax returns and tax reports required to be filed by the Holding Company or the Bank have been timely filed with all appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all such tax returns were correct and complete in all respects and both the Bank and the Holding Company have complied with all tax laws in all material respects. All federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties) with respect to present and prior periods have been fully paid by or on behalf of the Holding Company and Bank and neither the Holding Company nor Bank has any liability for any such taxes; except for income and property taxes not yet due and payable which in the case of (i) all income taxes will be assumed by HCB and Seller in accordance with Section 6(l), and (ii) real property taxes will be (A) accrued through the Pre-Closing Balance Sheet Date and thereafter paid by Buyer with respect to the Main Office, and (B) the sole responsibility and obligation (after giving effect to the payment of any Proration Amount) of Seller with respect to the Monticello Branch and LPO Office. Neither the Seller, the Holding Company nor the Bank have any knowledge that any governmental authority intends to assess any additional income taxes against Holding Company or Bank for any taxable period. There is no dispute or claim concerning any income tax liability of the Holding Company or Bank. No extension of time has been requested or given with respect to any tax returns heretofore filed by the Holding Company or the Bank and neither of the Holding Company nor Bank has waived any statute of limitations in respect of any taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     Each "Affiliated Group" (as defined by Section 1504 of the Internal Revenue Code of 1986, as amended) in which the Holding Company or Bank is or was a member has filed all income tax returns that such Affiliated Group was required to file for each taxable period during which either of the Holding Company or the Bank was a member of such group. All income taxes owed by the Affiliated Group have been paid for each taxable period during which any of the Holding Company or Bank was a member of such group. Neither the Seller, the Holding Company nor the Bank have any knowledge that any governmental authority intends to assess any additional income taxes against any Affiliated Group for any taxable period during which either of the Holding Company or Bank was a member of such group. There is no dispute or claim concerning any income tax liability of an Affiliated Group for any taxable period during which either of the Holding Company or Bank was a member of such group. No extension of time has been requested or given with respect to any tax returns heretofore filed by an Affiliated Group and no Affiliated Group has waived any statute of limitations in respect of any income taxes or agreed to any extension of time with respect to any income tax assessment or deficiency for any taxable period during which either of the Holding Company or Bank was a member of such group. Neither of the Holding Company nor the Bank has any liability for the taxes of other person or entity (i) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state law), (ii) as a transferee or successor, (iii) by agreement or (iv) otherwise.

          (q) Legal and Regulatory Compliance.  Since September 30, 1992, the
              -------------------------------
Holding Company and the Bank have filed with the OTS, the FDIC, Internal Revenue Service and such other federal, state or local regulatory authorities having jurisdiction over the operations of the Holding Company and Bank (collectively, the "Regulatory Authorities") all reports and filings required to be filed with such Regulatory Authorities under all Legal Requirements.

     Except as set forth in Schedule 4(q) the Holding Company and the Bank are in compliance with all Legal Requirements, including Legal Requirements of Regulatory Authorities. Except as described on Schedule 4(q), neither the Holding Company nor the Bank is subject to any specific limitation on activity, administrative agreement, order or ruling issued by any one or more of the Regulatory Authorities. Neither HCB, Seller, Holding Company or Bank has any knowledge that any Regulatory Authority has threatened or considered (i) any assessment against the Holding Company Stock or the Bank Stock, (ii) a termination of deposit insurance or revocation of charter of the Bank, or (iii) issuing a memorandum of understanding, cease and desist order or other enforcement action against the Bank or Holding Company. Except as set forth in
Schedule 4(q), neither HCB, the Seller, the Holding Company nor the Bank has received notice of a violation of any Legal Requirements applicable to: (A) the Holding Company, (B) the Bank, (C) the conduct of the business of the Holding Company or the Bank, (D) the ownership of any asset purported to be owned by the Holding Company or the Bank, or (E) the ownership of the Holding Company Stock by the Seller or the ownership of the Bank Stock by the Holding Company.

          (r)  Insurance.  The Holding Company and Bank carry such insurance
               ---------
policies (including property, casualty and liability insurance and fidelity bond and surety arrangements, collectively the "Insurance Policies") with respect to their properties and businesses in such amounts (including, without limitation, such amounts as are sufficient to be fully insured under any coinsurance provisions contained in such policies) and insuring against such risks as is customary, usual and prudent for the businesses being conducted by them.
Schedule 4(r) sets forth the following information with respect to each such Insurance Policy under which the Holding Company or Bank is a party, named insured or otherwise the beneficiary of coverage: (i) the name, address and telephone number of the agent, (ii) the name of the insurer, policy holder and each covered insured, (iii) the policy number and the period of coverage, (iv) the scope and amount of coverage (including an indication of whether the coverage is on a claims made, occurrence or other basis) and (v) a description of any retroactive premium adjustments or loss-sharing arrangements. Except as disclosed in Schedule 4(r), neither HCB, Seller, the Holding Company nor the Bank has forfeited or waived any claim under any Insurance Policy and each has fully complied with the terms and conditions thereof. Schedule 4(r) sets forth all property damage and personal injury claims asserted under such Insurance Policies by or against the Holding Company or Bank which are otherwise still pending. All of such claims have been or are being defended by insurance carriers without reservation and are or will be covered by the Insurance

Policies. Neither HCB, Seller, Holding Company or Bank has received a notification from any insurance carrier denying or disputing any claim made by it, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increases with respect to any of the Insurance Policies.

          (s) Environmental Compliance.  Both the Holding Company and the Bank
              ------------------------
are in compliance with all applicable federal, state and local statutes, laws, ordinances and regulations concerning conservation and protection of the environment except to the extent that failure to comply would not result in a material adverse effect on the Bank or the Holding Company. To the knowledge of HCB, the Seller, Holding Company and Bank, no real or personal property owned or leased by either the Holding Company or the Bank is now being used or has at any time in the past ever been used for the storage (whether permanent or temporary), disposal or handling of any hazardous material, hazardous waste, hazardous substance, contaminant or pollutant, nor are any such materials, waste, substance, contaminant or pollutant located in, on, under or at the real or personal property owned, leased or used by the Holding Company or the Bank.

          (t) Certain Transactions.  Except as described on Schedule 4(t), no
              --------------------
current or former officer, director, employee or shareholder of HCB, Seller, the Holding Company or the Bank has any interest in the Main Office or the Retained Assets.

          (u) Subsidiaries.  The Holding Company has no subsidi aries or direct
              ------------
or indirect equity interest in any partnership, firm, corporation or other entity or enterprise other than the Bank. The Bank has no subsidiary or direct or indirect equity interest in any partnership, firm, corporation or other entity or enterprise.

          (v) Corporate Records.  The minute and stock record books of the
              -----------------
Holding Company and the Bank are true, complete and correct in all material respects.

          (w) Disclosure.  HCB and Seller have disclosed to the Buyer in writing
              ----------
all matters known to HCB, Seller, the Bank or the Holding Company which might have a material adverse affect on the ownership or operation of the Holding Company or the Bank.

     5.   Representations and Warranties of Buyer
          ---------------------------------------

     Buyer represents and warrants to the Seller that the following matters are true and correct as of the date hereof and will be true and correct on the Closing Date.

          (a) Organization.  The Buyer is organized as a corporation, validly
              ------------
existing and in good standing under the laws of the State of Arkansas. The Buyer is duly authorized, qualified and licensed under all applicable laws and regulations to conduct business as a bank holding company subject to the supervision of the Federal Reserve Board ("FRB").

          (b) Authorization and Validity of Agreement.  Buyer has the full
              ---------------------------------------
corporate power and authority to execute and deliver this Agreement and (subject to receipt of all requisite regulatory approvals) to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that (i) such enforcement may be subject to applicable insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance, injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any pro ceedings therefore may be brought.

          (c) Investment. The Buyer is acquiring the Holding Company Stock for
              ----------
investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

     6.  Covenants of HCB, Seller and Buyer.
         ----------------------------------

          (a) Preservation of the Business.  From and after the date of this
              ----------------------------
Agreement, the Seller shall, to the extent required for the continued operation of the Holding Company's business and the business of the Bank without impairment, cause the Holding Company and the Bank to preserve substantially intact their business organization and, in so doing, shall cause the Holding Company and the Bank to (i) continue their businesses in the ordinary and usual course and maintain their properties, (ii) maintain their insurance and bonds in conformity with past practice, (iii) maintain and keep all Retained Assets in good operating condition and repair, (iv) keep on a current basis their financial accounting and policies, (v) exercise their best efforts to keep in their employment present key employees, clerical workers, tellers, and other employees located at the Main Office and to preserve for the Buyer their relationship with customers and others to the end that the going business of the Holding Company and the Bank will be unimpaired at the Closing Date, and (vi) in all respects substantially comply with all Legal Requirements.

     From and after the date of this Agreement, HCB and Seller shall cause the Holding Company and the Bank to continue their respective businesses in the ordinary course and, by way of clarification and not limitation, neither HCB, nor the Seller shall permit the Holding Company or the Bank, except as otherwise permitted by this Agreement or with the prior written approval of the Buyer, to (i) engage in any transaction which is not in the ordinary course of business or in accordance with sound banking practices, (ii) amend the certificate of incorporation or other organizational documents, or the bylaws of the Holding Company or the Bank, (iii) declare, set aside or pay any dividend or distribu tion with respect to the capital stock of the Holding Company or the Bank, except for the payment of cash dividends allowed by Section 6(e), (iv) effect a split or reclassification of any capital stock of the Holding Company or the Bank, (v) issue any capital stock of the Holding Company or the Bank, (vi) sell or grant any options, rights or warrants to purchase stock or other securities of the Holding Company or the Bank, (vii) encumber, mortgage, transfer or convey any of the Retained Assets or acquire any material assets or property, (viii) grant any bonus or any salary increase to any employee, officer or director of the Holding Company or the Bank, (ix) enter into any written or oral employment agreement with any employee, renew or extend any existing written or oral employment agreement or appoint or elect any new or addi tional officers or directors of the Holding Company or the Bank, (x) borrow or agree to borrow any funds or incur any indebtedness other than in the ordinary course of business, which indebtedness will be assumed by Seller pursuant to the P&A Agreement or repaid by Seller at Closing; (xi) enter into any real or personal property lease, (xii) enter into any exclusive listing or other contract for the sale of Retained Assets, (xiii) purchase or commit to purchase or participate in the purchase of any item of real or personal property, tangible or intangible, (xiv) enter into any deposit or loan contracts or obligations (except for acceptance of FDIC-insured deposit accounts of the type permitted by Section 6(m) and the consummation of loans in the ordinary course of its business which loans will be purchased by Seller pursuant to the P&A Agreement) or enter into any material contract, agreement or other binding relationship which cannot be terminated in full without recourse with thirty days' notice, (xv) incur any expenses other than in the ordinary course of business, (xvi) make any charitable, civic or similar contributions or commitments, (xvii) purchase or acquire any certificates of deposit issued by other financial institutions or, except as permitted by Section 6(m), invest any funds in securities which are not being acquired pursuant to the P&A Agreement, (xviii) waive any rights of substantial value, or (xix) make any commitments for any of the foregoing.

          (b) Access.  From and after the date of this Agreement, the Seller
              ------
shall cause the Holding Company and the Bank to provide to representatives of the Buyer access to the Bank's facilities and access to, and the ability to make copies of, the Holding Company's and the Bank's books and records during reasonable business hours in order to facilitate the transition of ownership contemplated by this Agreement. Buyer shall also be afforded reasonable access to the Main Office after hours, by appointment, for the purpose of installing computer cables, data lines and other systems necessary to convert the Bank to Buyer's operating systems. Buyer agrees that its representatives will not unreasonably interfere with the activities of the Bank or the Holding Company.

          (c) Best Efforts.  Subject to the terms and conditions herein
              ------------
provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

          (d) Public Announcements.  The Seller and the Buyer will consult with
              --------------------
each other before issuing any press release or otherwise making any public statements with respect to the transac tions contemplated by this Agreement. Each of the Buyer and Seller acknowledges that Buyer and HCB are publicly traded companies subject to the Securities Exchange Act of 1934, and that Buyer and HCB may each issue a press release and make a public announcement regarding the transactions contemplated by this Agreement no earlier than 4:30 p.m. Little Rock time on the date of the execution hereof.

          (e)  Dividend.  Immediately prior to the Closing on the Closing Date,
               --------
Seller shall be entitled to cause the (i) Bank to effect a cash dividend to the Holding Company of the amount of shareholder's equity reflected on the Pre-Closing Balance Sheet in excess of $3,100,000 and (ii) Holding Company to effect a dividend of all tangible assets of the Holding Company (other than the Bank Stock) to Seller.

          (f)  Closing Net Worth, Indebtedness and Liabilities.  HCB and Seller
               -----------------------------------------------
covenant that immediately prior to the Closing on the Closing Date, the Bank shall have minimum shareholders' equity (after giving effect to the purchase and assumption of the Seller Assets and Seller Liabilities pursuant to the P&A Agreement and the dividends contemplated by Section 6(e)), determined in accordance with GAAP (except with respect to variations from GAAP (A) that may result from compliance with any provisions of this Agreement, including, but not limited to, Section 6(n), and (B) with respect to the amount of goodwill included therein) of $3,100,000 (the "Minimum Equity Amount"), which such Minimum Equity Amount shall include an amount of goodwill not in excess of the difference between (A) and (B)(the "Maximum Goodwill Amount"), where (A) is equal to $1,415,223 (as such amount shall be reduced after June 30, 1997 based upon monthly amortization (or daily amortization prorated for the partial month occurring prior to Closing) of goodwill in accordance with GAAP and the Bank's prior practice)and (B) is equal to $450,000. HCB and Seller further agree and covenant that as of the Closing Date (i) the Holding Company will have no indebtedness or outstanding liabilities, contingent or otherwise and
(ii) the Bank will have no indebtedness or outstanding liabilities, contingent or otherwise, except for Retained Liabilities reflected on the Pre-Closing Balance Sheet and except as contemplated by section 2.02(c) of the P&A Agreement.

          (g)  Name Change; Cooperation Regarding Applications.  Buyer covenants
               -----------------------------------------------
and agrees that in connection with the Acquisition Transaction it shall submit an application to change the name of the Bank following the Closing to a name other than "Heartland Community Bank, FSB," and that such new name shall not
include the word "Heartland."   Seller acknowledges that in connection with the
request for approval of the Acquisition Transaction, Buyer intends to submit an application to Regulatory Authorities for approval of one or more new branch locations for the Bank. Each of the parties hereto agree to fully cooperate and assist one another in the preparation of all applications submitted to Regulatory Authorities in connection with the Acquisition Transaction, the name change and the new branch applications. Following the Closing, each of the parties agree to reasonably cooperate with one another in connection with the gathering and submission of information that may be required by Regulatory Authorities with respect to future applications or reports regarding the Acquisition Transaction or the ownership or operation or the Holding Company or Bank.

          (h)  Transition of Customer Accounts and Files. Each of the parties
               -----------------------------------------
hereto agree to fully cooperate and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which is being retained by Bank or purchased and assumed by Seller pursuant to the terms hereof and to take no action designed or intended to have the effect of discouraging or damaging any continuing customer relationship being retained or assumed by any party hereunder. In furtherance of this covenant to cooperate, the parties specifically agree as follows:

               (i) The parties agree to arrange and attend a meeting between their respective electronic data personnel and contractors promptly following the execution of this Agreement for the purpose of coordinating the transition and conversion of the electronic data processing matters contemplated by this Section 6(h).

               (ii) Seller agrees that sufficiently in advance of the Closing Date it will provide all customer data files relating to all deposit accounts which are included in Retained Liabilities to the Buyer so as to enable the Buyer to download all customer account information from such files onto Buyer's computer system. Such data files will be provided to Buyer in hard-copy form and on magnetic tape or diskette. On the Pre-Closing Date, Seller shall deliver to Buyer (in hard-copy form and on magnetic tape or diskette) a customer trial balance showing the current balances and accrued interest in all customer accounts as of midnight on the Pre-Closing Balance Sheet Date so as to allow Buyer to activate all customer deposit files on its computer system. Although the Seller agrees to cooperate with Buyer in effecting the download and conversion of the foregoing data files to the Buyer's computer system, the Buyer acknowledges that such conversion and transition to its computer system is the Buyer's ultimate responsibility.

               (iii) As soon as practicable after the Closing, but in no event later than two (2) business days after the Closing Date, the Seller agrees to distribute a special statement of account to customers for all of the Bank's transaction accounts which are included in Retained Liabilities and to provide a copy of such special statements to the Buyer. Such statement of account shall reflect account balances as of midnight on the Pre-Closing Balance Sheet Date and include all transactions in the accounts since the last statement distributed to the customers and all other information that is normally contained in the statements prepared for such accounts. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose monthly service charges or other periodic fees or blanket charges in connection with such special statement.

               (iv) Seller agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Seller by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed by Seller pursuant to the P&A Agreement, whether drawn on the checks, withdrawal or draft forms provided by the Bank or Seller, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Bank with respect to the balances due and owing to the Seller Retained Customers (as defined below).

               (v) Immediately following the Closing, the Seller will (A) issue new checks, free of charge, and will furnish instructions to all customers maintaining deposits at the Monticello Branch ("Seller Retained Customers") to utilize the new checks and to destroy unused check, draft and withdrawal order forms in the possession of such Seller Retained Customers which contain the Bank's ABA transit routing number (the "Old

          Checks") and (B) notify all Seller Retained Customers that no Old Check will be honored or paid by Bank after the expiration of a ninety
          (90) day period following the Closing Date.

               (vi) the Seller and Buyer shall develop a mutually agreeable methodology whereby on each business day following the Closing (A) Bank shall make a daily presentment to Seller of all Old Checks drawn on the Bank as of such date of presentment and (B) Seller shall either
          (1) make payment to Bank (in same-day funds) of the amount represented by each such Old Check or (2) direct bank to return the Old Check on their behalf without payment. Seller acknowledges that Bank will be acting solely as Seller's agent for the purpose of processing Old Checks, and Seller agrees to indemnify and hold harmless the Bank and Buyer from and against any and all Adverse Consequences (as defined below) resulting from any action undertaken by Bank in good faith or at the direction of Seller.

               (vii) Seller acknowledges that the obligations and responsibility of Bank to honor, pay and process Old Checks shall terminate on the ninetieth (90) day following the Closing Date (the "Processing Termination Date"). After the Processing Termination Date, all Old Checks drawn on the Bank shall be returned to the customer without payment. Seller agrees to indemnify and hold harmless the Bank and Buyer from and against any and all Adverse Consequences resulting from the return by Bank of any Old Check after the Processing Termination Date.

               (viii) Seller agrees to pay promptly to Buyer an amount equivalent to the amount of any checks, drafts, withdrawal orders or other items provisionally credited to an account of a Seller Retained Customer as of the Closing Date that are returned to Seller or Buyer after the Closing Date.

               (ix) With respect to any deposit account among the Retained Liabilities that has a negative balance as of the close of business on the day immediately preceding the Closing Date due to an overdraft caused by the Bank's final payment in settlement, on or before the close of business on the day immediately preceding the Closing Date, of one or more checks, drafts or other items drawn against such account or any insufficient, overdraft or similar service charge deducted by Bank from such account (the "Overdraft Items"), which negative balance continues to exist at the close of business on the fifth business day after the Closing Date after the exercise by the Bank of any setoff rights which the Bank is entitled to, the Bank shall be entitled to reimbursement from the Seller in immediately available funds for the amount of any such negative balance of which the Bank gives Seller notice within fifteen (15) business days after the Closing Date. The Bank shall continue as the Seller's agent, for a period of sixty (60) days after the Closing Date, or such shorter period as the Seller may request, to assert setoff rights. The Bank shall immediately deliver to Seller all Overdraft Items in Bank's possession (if any) for which it demands reimbursement and Seller shall be vested with all rights, title and interest in, to and in connection with such Overdraft Items which the Bank otherwise would have had and Seller shall be entitled to enforce and collect all rights, remedies, claims and causes of action against all persons and entities (other than the Bank) including, without limitation, the drawer and the depositor which the Seller or Bank shall have or would have had in connection with the Overdraft Item.

               (x) If, after the Closing Date, any depositor who is a Seller Retained Customer, instead of accepting the obligation of Seller to pay the Seller Liability relating to such depositor's account and assumed pursuant to the P&A Agreement, shall demand payment from Bank for all or any part of any such liability, Bank shall not be liable or responsible for making any such payment; provided, that if Bank shall pay the same, Seller agrees to reimburse Bank for any such payments, and Bank shall not be deemed to have made any representations or warranties to Seller with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law or hereby expressly disclaimed.

               (xi) As of the Closing Date, Seller will notify all Automated Clearing House ("ACH") originators effecting debits or credits to the accounts of Seller Retained Customers; provided, however, that the Bank may, at its option, notify all such originators itself (on behalf of Seller). For a period of 90 days beginning on the Closing Date, the Bank will honor all ACH items related to accounts of Seller Retained Customers which are mistakenly routed or presented to Bank. Bank will make no charge to Seller for honoring such items, and will transmit via facsimile such ACH data to Seller. Items mistakenly routed or presented after the 90-day period may be returned to the presenting party. Seller and Bank shall make arrangements to provide for the daily settlement with immediately available funds by Seller of any ACH items honored by Bank, and Seller agrees to indemnify and hold harmless the Bank and Buyer from and against any and all Adverse Consequences resulting from any action undertaken by Bank in good faith for acting in accordance with this arrangement to accept ACH items or at the direction of Seller.

     The parties acknowledge that each of the foregoing procedures constitute a general statement of the expectations of the parties regarding the transition of customer accounts and files. The parties intend that the actual details and procedures for such transition will be finalized in a manner consistent with the foregoing expectations by the mutual agreement of Buyer's and Seller's data processing personnel and representatives prior to Closing.

          (i)  Employees and Employee Benefit Plans.  HCB and Seller shall,
               ------------------------------------
prior to the Closing, take such action as is necessary to (i) terminate the employment of any all employees of the Bank located at the Monticello Branch or LPO Office and to pay all salaries of such employees through such date and (ii) rehire such persons as employees of HCB or Seller on the same or better terms as such employees were employed by the Bank. Prior to the Closing, HCB and Seller shall take such action as is necessary to terminate all participation and obligations of the Bank and the Holding Company under the Plans. HCB and Seller agree to jointly and severally indemnify and hold harmless the Bank and Buyer from and against any and all Adverse Consequences resulting from (A) the failure of HCB or Seller to comply with any Legal Requirement applicable to the termination and rehiring of the employees of the Bank or the Holding Company on or prior to the Closing Date (including, but not limited to compliance with COBRA) or (B) Bank's or Holding Company's participation in or termination as a participating employer under the Plans. Further, the Buyer shall use its best efforts to cause its insurance carrier to waive the applicable waiting period under Buyer's existing health and medical insurance plans so as to allow all employees of the Bank as of the Closing Date to participate, effective on the 1st day of the month immediately following the Closing Date, in such plans. If Buyer is unable to obtain the foregoing waiver from it insurance carrier, it shall take such action as is necessary to allow all employees of the Bank as of the Closing Date to participate in Buyer's health and medical insurance plans as soon as possible under the terms of such plans.

          (j)  Exclusivity.  None of HCB or Seller will  (and neither HCB nor
               -----------
the Seller will cause or permit the Holding Company or the Bank or any officer, director, employee or affiliate of HCB, Seller, the Holding Company or the Bank
to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Holding Company or the Bank (including any acquisition structured as merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing. HCB and Seller will notify the Buyer immediately if any person or entity makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

          (k) Certain Notifications.  Each party shall promptly notify the other
              ---------------------
in writing of the occurrence of any event which will or could reasonably be expected to result in the failure to satisfy any of the conditions specified in
Section 7.

          (l)  Taxes and Reports.  (i) HCB shall prepare and file when due all
               -----------------
federal, state and local tax returns of any kind for the Holding Company and the Bank for the period up to the Closing Date (the "Pre-Closing Tax Period") and shall promptly pay all taxes relating to such Pre-Closing Tax Period, including installment payments for taxes, interest, penalties, assessments or other deficiencies of any kind. At least ten (10) days prior to the filing of any tax return which includes the Pre-Closing Tax Period of the Holding Company and the Bank, HCB shall deliver a copy of such return to Buyer for approval of any portion of such return relating to the Holding Company or Bank, which approval shall not be unreasonably withheld. It is understood that HCB will include the income of the Holding Company and the Bank (including any deferred income triggered as a result of the Acquisition Transaction) for the Pre-Closing Tax Period on HCB's consolidated federal and state income tax returns and will pay any federal or state income taxes attributable to such income. HCB and Seller shall be responsible for assimilating all tax information and other data of Holding Company and Bank with respect to the Pre-Closing Tax Period as may be necessary for the preparation of HCB's consolidated tax returns; provided however, that following the Closing, Buyer agrees to cooperate and provide Seller with such information as may be reasonably necessary for the preparation of such returns. The income of the Holding Company and the Bank will be determined for the periods prior to and after the Pre-Closing Tax Period by closing the books of the Holding Company and the Bank as of the close of business on the day immediately preceding the Closing Date. All tax allocation or tax sharing agreements to which the Holding Company or Bank are parties shall be terminated as of the Closing Date. In the event of any audit or litigation relating to any consolidated tax return of HCB which includes all or any portion of the taxable year of the Holding Company or Bank, HCB will notify Buyer and provide Buyer with any information on any proposed adjustment of any items relating to Holding Company or Bank. HCB agrees that, without the consent of Buyer, it shall not compromise any such items or otherwise take any action relating to such items where such compromise or action could have an adverse impact on either the Holding Company or Bank for any period subsequent to the Pre-Closing Tax Period.

          (ii) All unpaid personal and real property taxes associated with the Monticello Branch and the LPO Office shall be the responsibility of the Seller and Seller agrees to (A) pay all such taxes on behalf of Bank directly to the appropriate taxing authorities and (B) reimburse Bank and Buyer for any amounts required to be paid directly by Buyer due to Seller's failure to pay such taxes on a timely basis.

          (iii) From and after the date of this Agreement, each of the Buyer and Seller agrees to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow the Buyer, Seller, Holding Company or the Bank, as applicable, to comply with all tax and other regulatory reporting, audit or other compliance obligations relating to the customers and operations of the Bank and the Holding Company. For the purposes of this section, the term "Applicable Tax Period" shall mean the period beginning on the first day of the year in which the Closing Date occurs and ending on the Closing
Date.     Without limiting the generality of the foregoing Seller and Buyer specifically agrees that:

     (A) If the Closing Date occurs after December 31, 1997, the Seller shall be responsible for the preparation and filing of the following tax reporting forms for all payroll, account or other activity occurring in 1997:
     Internal Revenue Service ("IRS") Forms W-2 and other miscellaneous federal, state and local tax reporting forms (the "Payroll Forms") and IRS Forms 1099, 1098 and all other miscellaneous federal state and local tax reporting forms relating to all loan, deposit, trust and other accounts ("Account Forms"). Concurrently with the filing of such forms, the Seller shall provide copies to Buyer of all such forms, and HCB and the Seller agree to indemnify the Buyer from and against any Adverse Consequences incurred by the Bank or Buyer as a result of the Seller's preparation or filing of such forms.

     (B) Prior to the Closing Date, Seller shall provide Buyer with payroll and other information regarding all persons employed by the Bank at any time during the Applicable Tax Period, in a form reasonably acceptable to Buyer, so as to allow Bank to prepare and file Payroll Forms for such Applicable Tax Period, which such payroll information shall be true, correct and complete in all respects.

     (C) Prior to the Closing Date, Seller shall provide Buyer with all information for the Applicable Tax Period (including historical account data) required to effect the preparation and filing of Account Forms for such Applicable Tax Period relating to all loan, deposit, trust and other accounts which either (1) constitute Seller Assets and Seller Liabilities or (2) which were closed prior to the date of the Closing.

     (D) On the Pre-Closing Date, Seller shall provide Buyer with all information for the Applicable Tax Period (including historical account data) required to effect the preparation and filing of Account Forms for the Applicable Tax Period relating to all deposit accounts which are included in the Retained Liabilities.

     (E) Notwithstanding any other provision herein, the Buyer shall file all IRS Forms 5498 and any similar state or local tax reporting forms attributable to the Bank's individual retirement accounts for each of 1997 and 1998, even if the Closing Date occurs after December 31, 1997. On the Pre-Closing Date, Seller shall provide Buyer with all information for the period prior to the Closing Date for such tax years of 1997 and 1998 (including historical account data) required to effect the preparation and filing of the IRS Forms 5498 and any similar state or local tax reporting forms.

     (F) The information and data to be provided by Seller to Buyer pursuant to paragraphs (B)-(E) immediately above shall be in hard-copy form and on magnetic tape or diskette (which such magnetic tape or diskette shall be in a form acceptable for filing with the IRS) and shall be true, correct and complete in all respects. If such information is in a form that cannot be processed by the Buyer's computer systems, then the Seller shall cooperate with the Buyer to prepare and effect any and all filings required by the IRS or any state or local taxing authorities on the Bank's behalf.

     (iv) Subject to the provisions of this Section 6(l)(iv), the Buyer agrees to promptly pay the Seller an amount equal to the income tax benefit (net of any increase in federal income tax expense or reduction in federal income tax benefits resulting from the lower state tax deduction) derived by the Buyer with respect to any Deferred Tax Assets that the Buyer utilizes on its future income tax returns. The Buyer agrees that it shall have an affirmative obligation to utilize the Deferred Tax Assets on its future income tax returns if, but only if, (i) the Seller causes its certified public accounting firm to provide to the Buyer (at the Seller's expense) a written opinion that sets forth the manner and circumstances in which the Buyer may utilize the Deferred Tax Assets and (ii) the Buyer's own certified public accountants are in agreement with Seller's accountants that such Deferred Tax Assets may be so utilized by Buyer. Every year until the Deferred Tax Assets are completely utilized or otherwise expire under applicable law, Buyer shall, within 30 days of the filing of its state income tax return, cause its certified public accountants to provide (at Buyer's expense) a letter to Seller outlining the amount, if any, of the Deferred Tax Asset so utilized and the dollar value benefit being derived by Buyer with respect to such use. HCB and the Seller agree to indemnify the Buyer from and against any Adverse Consequences arising from the Buyer's utilization of the Deferred Tax Assets in accordance with the opinion of the Seller's accountant's, including any payments or penalties incurred by the Buyer resulting from any disallowance of the Buyer's utilization of the Deferred Tax Assets by the IRS or the Arkansas State Department of Finance.

     (m)  Deposit Products; Investment of Funds and Loans.  From and after the
          -----------------------------------------------
date of this Agreement, Seller shall not offer any deposit products (including certificates of deposit) to existing or new customers associated solely with the Bank's Main Office unless the terms and rates of such products have been approved in advance by Buyer in its reasonable discretion.

     (n)  Insurance.  On the Closing Date, the Buyer agrees that the Seller may
          ---------
terminate any insurance policies listed on Schedule 4(r) for which coverage is occurrence (but not claims) based, and the parties agree that all other insurance policies listed on Schedule 4(r) shall remain in full force and effect. If the Bank receives any refund of pre-paid premiums with respect to any insurance policies due to their early termination in accordance with this
Section 6(n), the Buyer agrees to cause the Bank to promptly remit the amount of such refund payments to the Seller.

     7.   Closing Conditions
          ------------------

          (a) Conditions to Obligations of Parties.  The obliga tions of the
              ------------------------------------
Buyer and the Seller to cause the Acquisition Transaction to be consummated shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

              (i) Approvals of Third Parties. All orders, consents and approvals
                  --------------------------
necessary in order for the Acquisition Transaction to be lawfully accomplished shall have been entered by each regulatory authority having jurisdiction over the transactions contemplated by this Agreement; the form and substance of all such orders, consents and approvals shall be satisfactory to the parties hereto; and all applicable statutory waiting periods shall have expired.

              (ii) Litigation. There shall not be pending or threatened any
                   ----------
litigation in any court or any proceeding before or by any governmental department, agency or instrumentality in which it is sought to restrain or prohibit or obtain damages in respect of the consummation of the Acquisition Transaction.

          (b) Conditions to Obligations of Buyer.  The obligations of Buyer
              ----------------------------------
hereunder shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless Buyer shall have waived such conditions in writing.

              (i) Performance. HCB, Seller, the Holding Company and the Bank
                  -----------
shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

              (ii) Representations and Warranties. The representations and
                   ------------------------------
warranties of HCB and the Seller contained herein shall be true and correct in all material respects at the Closing Date with the same force and effect as though made at and as of such time.

              (iii) Purchase and Assumption. The Purchase and Assumption of the
                    -----------------------
Seller Assets and Seller Liabilities shall have occurred.

              (iv) Pre-Closing Balance Sheet. The Pre-Closing Balance Sheet
                   -------------------------
shall show shareholders' equity for the Bank in an amount equal to the Minimum Equity Amount, which such Minimum Equity Amount shall include an amount of goodwill not in excess of the Maximum Goodwill Amount.

              (v) Legal Opinion. The Buyer shall have received an opinion dated
                  -------------
as of the Closing Date from counsel and in form and substance satisfactory to the Buyer to the effect that (A) HCB, Seller, the Holding Company and the Bank are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction under which each is organized and have corporate power to own or lease their properties and to carry on their business as now being conducted, (B) the authorized capital stock of the Holding Company consists of 1,000 shares of common stock, par value $20.00 per share, all of which are issued and outstanding and have been duly and validly authorized and issued and are fully paid and nonassessable, (C) the authorized capital stock of the Bank consists of 150,000 shares of common stock, par value $7.50 per share, 33,400 of which are issued and outstanding and have been duly and validly authorized and issued and are fully paid and nonassessable, and 100,000 shares of preferred stock, par value $1.00 per share, no shares of which are issued and outstanding, and (D) this Agreement is a valid and binding obligation of HCB and Seller, enforceable against HCB and Seller in accordance with its terms, except as (1) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally and (2) the remedy of specific performance, injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

              (vi) Title Policy and Survey. Seller shall have delivered to Buyer
                   -----------------------
(at Seller's expense) a title insurance commitment from a sound and reputable title insurance company in a form satisfactory to Buyer in its reasonable discretion, insuring title to the premises constituting the Main Office and any appurtenant easements as of the Closing Date subject only to exceptions for Permitted Encumbrances. Seller shall have also delivered to Buyer (at Seller's expense) a current survey for premises constituting the Main Office and any appurtenant easements (A) certified to the Buyer and prepared by a licensed surveyor, (B) conforming to the current ALTA Minimum Standard Detail Requirements for Land Title Surveys, (C) disclosing the location of all improvements, easements, sidewalks, roadways, utility lines and other matters shown customarily on such surveys, and (D) showing ingress and egress to public streets (the "Survey"). The Survey shall be in a form satisfactory to Buyer and shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing or which might materially impair Buyer's operation of the property as a bank branch.

              (vii) Environmental Survey. Sellers shall have delivered to Buyer
                    --------------------
(at Buyer's expense) a Phase I Environmental Survey of the premises constituting the Main Office, which such survey shall disclose no violations of applicable federal, state and local statutes, laws, ordinances and regulations concerning conservation and protection of the environment or the presence of any of any hazardous material, hazardous waste, hazardous substance, contaminant or pollutant located in, on, under or at such Main Office.

              (viii) Termination of Regulatory Restrictions. The Seller shall
                     --------------------------------------
have provided to Buyer satisfactory evidence that all restrictions, covenants or representations relating to the Bank's ability to make loans or otherwise operate its business set forth in any order of, memorandum of understanding or agreement with, or correspondence to or from the OTS will be lifted or waived immediately following the consummation of the Acquisition Transaction.

              (ix) Termination of Contractual Obligations. The Seller shall have
                   --------------------------------------
provided to Buyer satisfactory evidence that Seller has obtained the termination or release of all contractual obligations of Holding Company or Bank under the agreements referenced in paragraphs 1-8, 11, 12, and 14-19 of Schedule 4(n); provided, however, if Seller is unable to obtain, after using its reasonable best efforts, a release or termination of all contractual obligations of the Holding Company or Bank under the Agreement referenced in paragraph 19 of
Schedule 4(n) (the "Servicing Contract"), then the Seller shall have provided to Buyer in lieu thereof satisfactory evidence that Seller has obtained the consents of all third parties required in order for the Bank or the Holding Company to transfer and assign the Servicing Contract to the Seller pursuant to an assignment and assumption to be delivered under the Purchase and Assumption Agreement in which the Seller agrees to specifically indemnify and hold harmless the Buyer, Bank and Holding Company (in addition to, and without limitation of, any indemnification rights otherwise provided by this Agreement) from any Adverse Consequences arising or resulting from the Seller's failure to perform its obligations under the Servicing Agreement.

              (x) Resignation. Seller shall have delivered to the Buyer the
                  -----------
resignations of all members of the Boards of Directors, officers and employees of the Holding Company and Bank other than those whom the Buyer shall have specified in writing at least three (3) business days prior to the Closing.

              (xi) No Material Adverse Change. There shall not have occurred any
                   --------------------------
material adverse change in the business, properties, operations, assets, condition (financial or otherwise) or prospects of the Bank.

              (xii) Certificates of Good Standing and Transcript. The Seller
                    --------------------------------------------
shall have delivered to the Buyer a certificate of good standing or existence, as applicable, for the Holding Company and Bank reflecting that the Holding Company and Bank are in good standing, have filed all required franchise tax returns and have paid all required franchise taxes under the laws of the respective jurisdictions in which they were organized. Seller shall also have delivered to the Buyer (A) Secretaries' Certificates for each of HCB, Seller and Bank, in a form and substance satisfactory to Buyer, certifying as to matters of incumbency and corporate authority for the Acquisition Transaction and attaching with respect to each of HCB, Seller, and the Bank, a true and correct copy of its articles of incorporation and bylaws and (B) a transcript containing a true and correct copy of the Holding Company's articles of incorporation, together with all amendments thereto, certified by the Arkansas Secretary of State.

              (xiii) Closing Certificate. HCB and Seller shall have executed and
                     -------------------
delivered to Buyer a certificate, in form and substance satisfactory to Buyer, dated as of the Closing Date, certifying in such detail as the Buyer may reasonably request to the fulfillment of the foregoing conditions.

              (xiv) Tax Affidavit. Each of the Bank and Seller shall have
                    -------------
executed and delivered to Buyer an affidavit certifying that it is not a "foreign person" as defined in the federal Foreign Investment and Real Property Tax Act of 1980.

              (xv) Form 5500R. The Bank shall have caused to be filed the Form
                   ----------
5500R for the Heritage Bank, FSB, 401(K) Plan with all applicable governmental agencies, including the IRS and the United States Department of Labor.

          (c)  Conditions to Obligations of HCB and Seller.  The obligations of
               -------------------------------------------
HCB and Seller hereunder shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless the Seller shall have waived such condition in writing:

               (i) Performance. The Buyer shall have performed all obligations
                   -----------
and complied with all covenants required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (ii) Representations and Warranties of the Buyer. The
                    -------------------------------------------
representations and warranties of the Buyer contained herein shall be true and correct in all material respects at the Closing Date with the same force and effect as those made at and as of such time.

               (iii) Closing Certificate. Buyer shall have delivered to the
                     -------------------
Seller a certificate, in form and substance satis factory to the Seller, dated as of the Closing Date, certifying in such detail as the Seller may reasonably request, the fulfillment of the foregoing conditions.

               (iv) Legal Opinion. The Seller shall have received from Buyer's
                    -------------
counsel an opinion dated as of the Closing Date from counsel and in form and substance satisfactory to Seller to the effect that (A) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has the corporate power to own or lease its properties and to carry on its business as now being conducted, (B) this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as (1) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally and (2) the remedy of specific performance, injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

               (v) Certificate of Good Standing. The Buyer shall have delivered
                   ----------------------------
to Seller a certificate of good standing for the Buyer reflecting that it is in good standing, has filed all required franchise tax returns and has paid all required franchise taxes under the laws of the jurisdiction in which it is organized.

     8.  Survival and Indemnification.
         ----------------------------

          (a)  Survival of Representations, Warranties and Covenants.   All of
               -----------------------------------------------------
the representations, warranties and covenants of the parties to this Agreement shall survive the Closing and continue in full force and effect for a period of 24 months thereafter, provided that:

     (i) the representations and warranties set forth in Sections 4(a)-(f) and 5(a)-(b) and the matters described in Section 6(f) shall survive the Closing and continue in full force and effect forever thereafter; and

     (ii) the representations and warranties set forth in Sections 4(m) and (p), the matters described in Sections 6(i) and (l) and the indemnification provisions set forth in Section 8(b)(ii) shall survive the Closing and continue in full force and effect until one year after the expiration of the applicable statute of limitations period during which any person or entity could bring an action, suit, or proceeding, whether civil, criminal, administrative, or investigative, relating to the subject matter of such representations, warranties or provisions.

          (b)  Indemnification.
               ---------------

               (i) General. HCB and Seller agree to jointly and severally
                   -------
indemnify and hold harmless Holding Company, Bank and Buyer, and Buyer agrees to indemnify and hold harmless Seller, from and against any and all claims, demands, charges, losses, damages, liabilities, fines, assessments, penalties and obligations (including, without limitation, reasonable attorneys' and accountants' fees and other costs and expenses of the indemnified party incurred as an incident thereto) (collectively "Adverse Consequences") in excess of $10,000, determined in the aggregate and not separately as to each claim (the "Deductible") arising out of, based on, or relating to any facts or circumstances that would constitute a breach by the other of this Agreement of any representation, warranty or covenant contained herein or in the P&A Agreement; provided however, that the Deductible set forth in this Section 8(b) shall not act as a limitation on any rights or claims that Buyer may have for indemnification arising out of a breach of HCB's and Seller's covenants and obligations under Section 6(f), 6(h) and 6(l)(iii).

               (ii) Specific. HCB and Seller agree to jointly and severally
                    --------
indemnify and hold harmless Holding Company, Bank and Buyer from and against any and all Adverse Consequences resulting from the Holding Company's or Bank's violation of, or noncompliance with, any Legal Requirements including, but not limited to, all violations or matters of noncompliance specifically listed on
Schedule 4(m)(ii) or 4(q).

          (iii) Ceiling.  Notwithstanding any other provision contained herein,
                -------
there will be a aggregate ceiling equal to the Stock Purchase Price on the obligation of each party arising under this Section 8(b) to indemnify the other parties from and against any Adverse Consequences.

     9.   Termination, Waiver, Extension and Amendment
          --------------------------------------------

          (a) Termination. This Agreement may be terminated and abandoned at any
              -----------
time prior to or on the Closing Date:

               (i) by the mutual consent in writing of the Seller and the Buyer;

               (ii) by either the Seller or the Buyer in writing if any of the conditions to the obligations of such parties contained in Section 7(a) hereof have not been satisfied or, if unsatisfied, waived (if legally permissible) as of the Closing Date;

               (iii) by the Buyer in writing if any of the conditions to the obligations of the Buyer contained in Section 7(b) hereof shall not have been satisfied or, if unsatisfied, waived as of the Closing Date;

               (iv) by the Seller in writing if any of the condi tions to the obligations of the Seller contained in Section 7(c) hereof shall not have been satisfied or, if unsatisfied, waived as of the Closing Date; or

               (v) by either the Buyer or the Seller in writing if the Closing Date shall not have occurred on or before March 31, 1998.

          (b) Willful Breach or Intentional Misrepresentation.  In the event the
              -----------------------------------------------
transactions contemplated by this Agreement are not consummated due to the failure of any condition precedent to the consummation of the transactions resulting from a willful breach of a covenant, an intentional misrepresentation or a willful failure to comply with the terms of this Agreement by one party, then the other party, upon termination of this Agreement, shall be entitled to all appropriate legal and equitable remedies.

          (c) No Willful Breach or Intentional Misrepresentation.  In the event
              --------------------------------------------------
of the termination and abandonment of this Agreement pursuant to the provisions of Section 9(a) and such termination or abandonment did not result from the actions described in Section 9(b), this Agreement shall be of no further force or effect and no party hereto shall have any liability or further obligation to the other party to this Agreement, except as set forth in that certain

Letter of Intent among HCB and Buyer, dated September 15, 1997 (the "Letter of Intent").

          (d) Waiver, Extension and Amendment.  Any of the terms or conditions
              -------------------------------
of this Agreement may be waived, or the time for performance of any obligations or acts extended, at any time, by the party which is entitled to the benefits thereof. This Agreement may be modified or amended only by the mutual consent of the parties hereto. Any waiver, extension, modification or amendment shall be in writing.

     10.  Miscellaneous
          -------------

          (a) Broker's or Finder's Fees.  All negotiations rela tive to the
              -------------------------
transactions hereby have been carried on by the Buyer and the Seller directly and without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a finder's fee, brokerage commission or other similar payment except for that certain fee for consulting services payable upon Closing to DD&F Consulting Group, Inc., which fee shall be the exclusive responsibility of, and shall be paid by, the Seller.

          (b) Confidentiality.  Any non-public information concerning the
              ---------------
Holding Company or the Bank shall be considered "Confidential Information"
within the meaning of this Agreement.   Each of HCB and the Seller will treat
and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, HCB and Seller may retain copies of such information and data as is necessary to allow them to comply with all tax and other regulatory reporting, audit or other compliance obligations relating to the customers and operations of the Bank and the Holding Company.
In the event that any of HCB or the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10(b). If, in the absence of a protective order or the receipt of a waiver hereunder, either HCB or Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, HCB or Seller may disclose the Confidential Information to the tribunal; provided, however, that each of HCB and Seller shall use its best efforts to obtain, at the request of the Buyer and at Buyer's expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

          (c) Expenses.  Whether or not the transactions contem plated hereby
              --------
are consummated, each party shall pay its own expenses and costs incident to this Agreement and the transactions contemplated hereby, including but not limited to all expenses incurred by such parties in connection with obtaining required approvals for the Acquisition Transaction from Regulatory Authorities. In this regard, the parties agree that all costs and expenses associated with obtaining regulatory approval of the purchase and assumption of the Seller Assets and Seller Liabilities shall be borne by Seller and all costs and expenses associated with obtaining regulatory approval for the acquisition of the Holding Company Stock shall be borne by the Buyer.

          (d) Notices.  Any notice or consummation required or permitted to be
              -------
made hereunder shall be in writing, and shall be deemed to have been made if delivered personally or by facsimile, receipt confirmed, or if mailed, by registered or certified mail, return receipt requested, to the parties at the addresses shown below. The date of personal delivery shall be the date of giving notice, or if mailed in the manner prescribed above, notice shall be deemed to have been given three business days after the mailing.

     To the Seller:      Heartland Community Bank, Camden, Arkansas
                         237 Jackson Street, S.W.
                         P.O. Box 878
                         Camden, AR  71711-0878
                         Attention: Cameron McKeel
                         Facsimile: 870-836-7125

     With a copy to:     McAfee & Taft
                         10th Floor, Two Leadership Square
                         211 N. Robinson
                         Oklahoma City, Oklahoma 73102
                         Attn: C. Bruce Crum, Esq.
                         Facsimile: (405) 235-0439

     To the Buyer:       Bank of the Ozarks, Inc.
                         425 West Capitol Avenue
                         Suite 3100
                         Little Rock, Arkansas 72201
                         Attention: George G. Gleason, II
                         Facsimile: (501) 374-6344

     With a copy to:     Rose Law Firm,
                         a Professional Association
                         120 East Fourth Street

                         Little Rock, Arkansas 72201
                         Attention: Jeffrey J. Gearhart
                         Facsimile: (501) 375-1309

          (e) Entire Agreement.  This Agreement sets forth the entire
              ----------------
understanding of the parties hereto and supersedes all prior agreements and understandings, whether oral or written, except as set forth in the Section 5 of the Letter of Intent. This Agreement shall not be modified or amended except by written agreement of all parties hereto.

          (f) Binding Effect.  This Agreement shall be binding upon and inure to
              --------------
the benefit of each of the parties hereto, their respective successors and assigns.

          (g) Further Assurances.  Each of the parties hereto agrees to execute
              ------------------
and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by another party as is necessary or desirable to consummate the trans actions contemplated by this Agreement.

          (h)  Knowledge and Investigation.  For the purposes hereof, the term
               ---------------------------
"knowledge" shall mean information or matters of which HCB, Seller, Holding Company, Bank and each of their directors, officers, employees or authorized agents and representatives has actual knowledge or reasonably should have known after due investigation. No due diligence investigation made by Buyer, its directors, officers, employees, authorized agents and representatives (including attorneys and accountants) shall affect the representations and warranties of HCB and Seller made herein, and each such representation and warranty shall survive the investigation.

          (i) Construction.  This Agreement shall be construed and interpreted
              ------------
in accordance with the laws of the State of Arkansas applicable to contracts made and performed entirely therein.

          (j) Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, which, taken together, shall constitute one and the same instrument.

          (k)  Section Headings.  The section headings contained in this
               ----------------
Agreement are for convenience and reference only and shall not in any way affect the meaning or interpretation of this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                              SELLER:

                              HEARTLAND COMMUNITY BANK,
                              Camden, Arkansas


                              By_______________________________
                              _____________, President


                              HCB:

                              HCB BANCSHARES, INC.


                              By_______________________________
                              _____________, President


                              BUYER:

                              BANK OF THE OZARKS, INC.


                              By_______________________________
                              George G. Gleason, II,
                              Chief Executive Officer

                                  Exhibit "A"
                                       to
                            Stock Purchase Agreement

                       Purchase and Assumption Agreement
                       ---------------------------------

                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------

          This PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is made and executed as of the ____ day of November, 1997, by and between HEARTLAND COMMUNITY BANK, FSB ("Little Rock"), a federal savings bank with its main office located in Little Rock, Arkansas and HEARTLAND COMMUNITY BANK ("Camden"), a federal savings bank with its main office located in Camden, Arkansas. Capitalized terms not otherwise defined in this Agreement shall have the same meaning as set forth in that certain Stock Purchase Agreement, of even date herewith, by and between Bank of the Ozarks, Inc., the Camden and HCB Bancshares, Inc. (the "Stock Purchase Agreement").

                              W I T N E S S E T H:

          WHEREAS, pursuant to the terms and as a condition to the closing of the transactions contemplated by the Stock Purchase Agreement, Little Rock desires to sell and Camden desires to acquire all of the assets of Little Rock other than the Retained Assets and, in connection therewith, Camden desires to assume from Little Rock all liabilities, obligations or commitments (contingent or otherwise) of Little Rock other than the Retained Liabilities.

          NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement and in the Stock Purchase Agreement, the parties agree as follows:

                                  ARTICLE ONE
                                  -----------

           PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
           ---------------------------------------------------------

          Section 1.01.  Purchase of Assets.  Upon the terms and subject to the
          ------------   ------------------
provisions of this Agreement and the Stock Purchase Agreement, Little Rock shall sell, convey, assign and transfer to Camden, and Camden shall purchase and accept from Little Rock, all right, title and interest of Little Rock in and to all assets of Little Rock, other than the Retained Assets (the " Seller Assets"). Little Rock and Camden agree and acknowledge that the Seller Assets are sold, conveyed, assigned and transferred to Camden on an "as is" basis without any recourse, representation or warranty (including, but not limited to, representations or warranties as to quality, condition, title or compliance with laws, rules or regulations of Regulatory Authorities).

          Section 1.02.  Assumption of Liabilities.  Upon the terms and subject
          ------------   -------------------------
to provisions of this Agreement and the Stock Purchase Agreement, Little Rock shall transfer and assign to Camden, and Camden shall assume from Little Rock and agree to pay, perform and discharge as of the Effective Time (as hereinafter defined), all of the liabilities, obligations or commitments (contingent or otherwise) of Little Rock other than the Retained Liabilities (the

"Seller Liabilities") existing as of the Effective Time, including, without limitation, all deposit liabilities maintained at the Monticello Branch and all Excluded Deposits maintained at the Main Office (the "Deposits" or "Deposit Liabilities"), as shown on the books and records of Little Rock as of the Effective Time, including accrued but unpaid interest thereon to the Effective Time, except as provided in Section 2.02(c) hereof.

                                  ARTICLE TWO
                                  -----------

           CLOSING, PAYMENT OF PURCHASE PRICE AND CLOSING DELIVERIES
           ---------------------------------------------------------

          Section 2.01.  The Closing; Effective Time.  The closing of the
          ------------   ---------------------------
purchase and assumption transactions contemplated by this Agreement (the "Closing") shall take place immediately prior to the closing of the stock purchase and sale transaction (the "Stock Acquisition") contemplated by the Stock Purchase Agreement at the time and place agreed for the closing of the Stock Acquisition, and shall be effective (the "Effective Time") immediately prior to the start of business on the date of the Closing (the "Closing Date").

          Section 2.02.  Retirement Accounts.
          ------------   -------------------

          (a) At the Closing, Little Rock shall resign as custodian with respect to any individual retirement account ("IRA Account") as to which Little Rock is custodian and as to which one or more of the assets included therein is a deposit included within the Deposits transferred to Camden on the Closing Date. At the Closing, Little Rock shall designate or appoint Camden as successor custodian under each such IRA Account.

          (b) Camden covenants and agrees that it will, following its designation or appointment as successor custodian under the IRA Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such IRA Account.

          (c) If an individual depositor with respect to an IRA Account refuses to accept the designation or appointment of Camden as successor custodian with respect to any such IRA Account, Camden agrees on demand to provide to Little Rock sufficient funds to pay the deposit liability represented by such IRA Account as reflected on the books of Camden at the time the claim is made. Upon payment by Camden to Little Rock of such amount, Camden shall be discharged from any further obligation under this Agreement to pay any such depositor the amount of such deposit liability paid to Little Rock and such Deposits contained in the IRA account shall not be assumed by Camden but shall remain the liability and obligation of Little Rock.

          Section 2.03.  Payment of Purchase Price.
          ------------   -------------------------

          (a) On the Effective Date, Little Rock and Camden shall settle the Asset Purchase Price in accordance with the provisions of Sections 2(b) and 3(c)(i) of the Stock Purchase Agreement.

          (b) If necessary, on the Adjustment Delivery Date, an adjustment payment (the "Adjustment Payment") shall be made either by Little Rock to Camden or by Camden to Little Rock, as appropriate, so as to correct any discrepancy regarding the amount of the Asset Purchase Price described in Section 3(e)(ii) of the Stock Purchase Agreement plus interest as described therein. The Adjustment Payment due to either party pursuant to this paragraph shall be paid to such party on the Adjustment Payment Date by the other party by wire transfer in immediately available funds to an account designated by the payee party.

          (c) In the event of a Dispute, promptly upon the resolution of the Dispute regarding the amount of the Asset Purchase Price in accordance with
Section 3(e)(iii) of the Stock Purchase Agreement, the payment, as specified therein, shall be made either by Little Rock to Camden or by Camden to Little Rock, as appropriate, which payment shall be made by wire transfer in immediately available funds to an account designated by the payee party.


          Section 2.04.  Closing Deliveries.
          ------------   ------------------

          (a) At the Closing, Little Rock shall deliver to Camden:

                (i) a certified copy of the resolutions of Little Rock's Board of Directors, as required for valid approval of the execution of this Agreement and the consummation of the purchase and assumption transactions contemplated hereby;

                (ii) an Assignment and Assumption of Seller Liabilities Agreement in substantially the form of Exhibit 1 hereto;

                (iii) an Assignment and Assumption of Contracts Agreement in substantially the form of Exhibit 2 hereto;

                (iv) a Bill of Sale in substantially the form of Exhibit 3 hereto;

                (v) a quit claim deed conveying all of Little Rock's real property to the Camden, other than that certain real property included in the Retained Assets as described in Section 1(c)(i) of the Stock Purchase Agreement (the "Real Property");

           (vi) an Assignment and Successor Trustee Agreement with respect to the transfer of the IRA Accounts in substantially the form set forth in Exhibit 4;

           (vii) listings of the Deposit Liabilities as of the start of business on the Closing Date (the "Deposit Listings") on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include account number, outstanding principal balance, and accrued interest;

           (viii) Little Rock's files and records related to all loans (the "Loans") comprising the Seller Assets as of the start of business on the Effective Date, including, without limitation, all deposit related overdrafts and/or overdrafts pursuant to an overdraft protection plan which are associated with Deposit Liabilities, the notes or other instruments evidencing such Loans which shall be duly endorsed on their face or by separate assignment by Little Rock to the Camden without recourse;

           (ix) teller working cash, petty cash and vault cash at the Monticello Branch as of the start of business on the Closing Date;

           (x) such records and files specifically relating to the Seller Assets and Seller Liabilities, excluding, without limitation, those matters specified in Section 2(e) of the Stock Purchase Agreement;

           (xi) Little Rock's keys to the safe deposit boxes and Little Rock's records related to the safe deposit box business at the Monticello Branch;

           (xii) such of the other Seller Assets as shall be capable of physical delivery to the Camden; and

           (xiii) affidavit of Little Rock certifying that Little Rock is not a "foreign person" as defined in the federal Foreign Investment and Real Property Tax Act of 1980.

           (b) At the Closing, Camden shall deliver to Little Rock:

           (i) a certified copy of the resolutions of the Board of Directors of Camden authorizing the execution of this Agreement and the consummation of the purchase and assumption transactions contemplated hereby;

           (ii) an Assignment and Assumption of Seller Liabilities Agreement in substantially the form set forth in Exhibit 1 hereto;

           (iii) an Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto; and

           (iv) an Assignment and Successor Trustee Agreement with respect to the transfer of the IRA Accounts in substantially the form set forth in Exhibit 4 hereto.

                                 ARTICLE THREE
                                 -------------

              CONDITIONS PRECEDENT TO THE PURCHASE AND ASSUMPTION
              ---------------------------------------------------

          Section 3.01.  Conditions to Little Rock's Obligations.  Little Rock's
          ------------   ---------------------------------------
obligations to effect the purchase and assumption transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Little Rock) prior to or on the Closing Date of the following conditions:

          (a) Camden shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement.

          (b) All conditions to the closing of the Stock Acquisition as specified by the Stock Purchase Agreement shall have been satisfied (or, if legally permissible, waived) other than the condition related to the closing of the transactions contemplated by this Agreement.

          Section 3.02.  Conditions to Camden's Obligations.  Camden's
          ------------   ----------------------------------
obligations to effect the purchase and assumption transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Camden) prior to or on the Closing Date of the following conditions:

          (a) Little Rock shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

          (b) All conditions to the closing of the Stock Acquisition as specified by the Stock Purchase Agreement shall have been satisfied (or, if legally permissible, waived) other than the condition related to the closing of the transactions contemplated by this Agreement.

                                  ARTICLE FOUR
                                  ------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

          Section 4.01.  Mutual Agreement.  This Agreement may be terminated by
          -------------  ----------------
the mutual written agreement of the parties in conjunction with or at any time following the termination of the Stock Purchase Agreement in accordance with
Section 9(a) thereof.

          Section 4.02.  Automatic Termination.  If the Closing Date does not
          ------------   ---------------------
occur on or prior to the date specified by Section 9(a)(v) in the Stock Purchase Agreement (including any extensions thereof), then this Agreement shall thereupon be terminated without any further action by the parties hereto.

                                  ARTICLE FIVE
                                  ------------

                                    GENERAL
                                    -------

          Section 5.01.  Notices.  Any notice or other communication shall be in
          ------------   -------
writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

          (a) if to Little Rock:

          Heartland Community Bank, FSB
          P. O. Box 8052
          109 N. Chester
          Little Rock, AR  72203-8052
          Attn:  President
          Facsimile:     (501) 378-0520

and

          (b) if to Camden:

          Heartland Community Bank
          P. O. Box 878
          237 Jackson Street, SW
          Camden, AR  71711-0878
          Attn:  Mr. Cameron McKeel
          Facsimile:  (870) 836-7125

          or to such other address as any party may from time to time designate by notice to the other.

          In the event of any notice or other communication by either party is given pursuant to this Section 5.01, a copy of such notice or communication shall be provided to:

          McAfee & Taft
          Tenth Floor, Two Leadership Square
          211 North Robinson
          Oklahoma City, OK  73102
          Attn:  C. Bruce Crum
          Facsimile:  (405) 235-0439

and

          Rose Law Firm
          a Professional Association
          120 East 4th Street
          Little Rock, AR  72201
          Attn:  Jeffrey J. Gearhart
          Facsimile:  (501) 375-1309

          Section 5.02.  Entire Agreement.  This Agreement and the Stock
          ------------   ----------------
Purchase Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof. In the event of a conflict between any of the terms and provisions hereof and the Stock Purchase Agreement, the Stock Purchase Agreement shall be deemed to control except as contemplated by Section 2.02(c) hereof.

          Section 5.03.  Headings and Captions.  The captions of Articles and
          -------------  ---------------------
Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          Section 5.04.  Amendment or Modification.  This Agreement may not be
          -------------  -------------------------
amended or modified except by a written document duly executed by the parties hereto and Bank of the Ozarks, Inc.

          Section 5.05.  Further Assurances.  Each of the parties hereto agrees
          -------------  ------------------
to execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by the other party as is necessary or desirable to carry out the purposes of this Agreement.

          Section 5.06.  Rules of Construction.  Unless the context otherwise
          -------------  ---------------------
requires: (a) a term has the meaning assigned to it; (b) "or" is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

          Section 5.07.  Counterparts.  This Agreement may be executed in two or
          -------------  ------------
more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

          Section 5.08.  Successors and Assigns.  This Agreement shall be
          ------------   ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 5.09.  Governing Law; Assignment.  This Agreement shall be
          -------------  -------------------------
governed by the laws of the State of Arkansas and applicable federal laws and regulations. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by either of the parties hereto without the prior written consent of the other.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


LITTLE ROCK                   HEARTLAND COMMUNITY BANK, FSB
                              Little Rock, Arkansas


                              By:_________________________________
                              Title:______________________________


Attest:


By:_______________________
Title:____________________



CAMDEN                        HEARTLAND COMMUNITY BANK
                              Camden, Arkansas



                              By:_________________________________
                              Title:______________________________


Attest:


By:_______________________
Title:____________________

                                  Exhibit "B"
                                       to
                            Stock Purchase Agreement



                             Furniture and Fixtures
                             ----------------------


                            (Intentionally Omitted)

                                  Exhibit "C"
                                       to
                            Stock Purchase Agreement

                  Denominations and Maturities of Seller CDs
                   -------------------------------------------


     Amount of Seller CD                      Maturity Date
     -------------------                      -------------
     $516,000                           91 days following the
                                        Closing Date

     $516,000                           182 days following the
                                        Closing Date

     $516,000                           273 days following the
                                        Closing Date

     $516,000                           First anniversary of
                                        the Closing Date

     $516,000                           First anniversary of
                                        the Closing Date,
                                        plus 91 days

     $520,000                           First anniversary of
                                        the Closing Date,
                                        plus 182 days